FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES INCREASED EARNINGS
FOR THE SECOND QUARTER OF 2015

LaPorte, Indiana, July 24, 2015 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today a 9.1% increase in net income to $1.3 million, or $0.25 per diluted share, for the three months ended June 30, 2015, from $1.2 million, or $0.22 per diluted share, for the comparable period of 2014. Net income for the six months ended June 30, 2015 increased 10.3% to $2.3 million, or $0.42 per diluted share, from $2.1 million, or $0.37 per diluted share, for the six months ended June 30, 2014.

“We are pleased and encouraged with the operating results of the second quarter,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “Not only did we experience an increase in overall profitability when compared to both the previous and prior year quarters, we also saw a continued increase in our net interest margin as well as significant growth in our commercial lending division.”

“During the quarter, we also added another bank to our mortgage warehouse participation program,” continued Brady. “This program allows us to continue to accommodate both existing and new warehouse customers without continuing to increase our outstanding balances in warehouse loans and at the same time, maintain profitability through fee income earned on the participation activity. We actually decreased our mortgage warehouse balances at the end of the second quarter as a result of the participating banks and were able to fund the increase in commercial and other loans.”

“Our tangible book value per share increased to $13.37 at June 30, 2015 from $13.00 per share at December 31, 2014, primarily due to an increase in shareholders’ equity combined with a decrease in outstanding shares due to repurchase activity during 2015,” Brady added. “We are currently repurchasing the Company’s common stock according to our fourth repurchase plan for up to 5% of the outstanding common stock, or approximately 280,800 shares. Through July 23, 2015, we have repurchased 181,881 shares at an average price of $12.70 per share under this plan. Since the completion of our second step conversion in October 2012, we have repurchased 787,690 shares at an average price per share of $11.33. In addition, we remain well capitalized for regulatory purposes at June 30, 2015.”

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Net interest income increased $361,000, or 9.8%, to $4.1 million for the three months ended June 30, 2015 from $3.7 million for the prior year period. Net interest margin increased 28 basis points to 3.41% for the three months ended June 30, 2015 compared to 3.13% for the prior year period. The increase in net interest income was primarily attributable to a $415,000, or 11.8%, increase in interest income on loans as the average balance of loans outstanding increased by 13.1% from the prior year period. In addition, interest expense for the three months ended June 30, 2015 decreased $130,000, or 16.0%, due to a 13 basis point decrease in the average cost of interest-bearing liabilities and a $6.7 million, or 1.8%, decrease in the average balance of interest-bearing liabilities during the second quarter of 2015 compared to the prior year period.

LaPorte Bancorp, Inc. - Page 2

Interest income increased $231,000, or 5.1%, to $4.7 million for the three months ended June 30, 2015 compared to $4.5 million for the prior year period. During the second quarter of 2015, interest income on loans increased $415,000 to $3.9 million compared to the prior year period primarily due to a 13.1% increase in the average balance of loans outstanding to $321.2 million for the second quarter of 2015 from $284.0 million for the prior year period.

Interest income on mortgage warehouse loans increased $329,000, or 25.2%, during the second quarter of 2015 primarily due to a $18.6 million, or 16.9%, increase in the average balance of these loans when compared to the prior year period. Our outstanding mortgage warehouse balances increased primarily due to an increase in the number of our warehouse lines combined with increased demand for refinances due to the government changes to programs that offer private mortgage insurance. We anticipate that our participation program with other financial institutions, when fully implemented, will allow us to continue to grow our customer base and provide ample funding for all of our warehouse customers without increasing our outstanding balances. We currently have two participants active and expect to have at least one more in place in the near future.

Interest income on commercial construction and land development loans increased $81,000, or 57.9%, during the second quarter of 2015 primarily due to a $10.0 million, or 99.2%, increase in the average balance of these loans from the prior year period as a result of new loan originations in 2015. Interest income on commercial real estate loans increased $20,000, or 1.9%, during the second quarter of 2015 primarily due to higher average balances on these loans when compared to the prior year period. Interest income on home equity loans and lines of credit increased $19,000, or 14.6%, due to a 15.2% increase in the average balance of these loans during the second quarter of 2015 when compared to the prior year period. Interest income on residential construction loans increased $14,000, or 233.3%, due to a 221.2% increase in the average balance of these loans during the second quarter of 2015 when compared to the prior year period as a result of new loan originations in 2015.

Partially offsetting the above mentioned increases, interest income on commercial and industrial loans decreased $41,000, or 22.9%, during the second quarter of 2015 as the average balance and the average yield earned on these loans for the second quarter of 2015 decreased from the comparable prior year quarter. Interest income on consumer and other loans decreased $13,000, or 25.5%, during the second quarter of 2015 from the comparable prior year period due to low growth with lower current yields, repayments of higher-yielding automobile dealer loans, and one loan moving into nonaccrual status during the second quarter of 2015.

Interest income on investment securities decreased $186,000 during the second quarter of 2015 compared to the prior year period primarily due to a 20.0% decrease in the average outstanding balance of investment securities. During the second quarter of 2015, the Company sold approximately $7.7 million of investment securities available-for-sale and utilized $5.9 million of proceeds from maturities and principal repayments for liquidity purposes to fund increased loan balances and repay Federal Home Loan Bank (“FHLB”) advances.

Interest expense decreased $130,000, or 16.0%, to $680,000 for the three months ended June 30, 2015 from $810,000 for the prior year period. Interest expense on deposit accounts decreased $135,000, or 29.3%, to $326,000 for the second quarter of 2015 primarily due to a 54 basis point decrease in the average cost of certificates of deposit and IRAs and partially offset by a 5.5% increase in the average outstanding balance of these deposits when compared to the prior year period.

In addition, interest expense on borrowings increased $5,000 during the second quarter of 2015 from the prior year period. Interest expense related to FHLB advances increased $9,000 during the second quarter of 2015 primarily due to a 27 basis point increase in the average cost of these borrowings as two of the Bank’s 2015 $10.0 million notional forward-starting swaps tied to $10.0 million FHLB advances started in March and June 2015. The fixed interest rates associated with these swaps are 2.09% and 2.23% with the Bank receiving one month LIBOR. These swaps mature in five years in March and June 2020. Partially offsetting the increase in the cost of FHLB advances is a $9.3 million decrease in the average balance of these borrowings when compared to the prior year period.

LaPorte Bancorp, Inc. - Page 3

Noninterest income increased $77,000, or 10.4%, to $814,000 for the three months ended June 30, 2015 from $737,000 for the prior year period. During the second quarter of 2015, we realized an increase in net gains on the sales of other real estate owned property of $84,000 compared to the prior year period. Gains on mortgage banking activities increased $39,000 as mortgage originations from purchase activity and associated sales were higher during the second quarter of 2015 when compared to the prior year period. Wire transfer fees increased $34,000 during the second quarter of 2015 due to the increase in mortgage warehouse activity when compared to the prior year period. Loan servicing fees also increased by $26,000 due to lower provisions for mortgage servicing rights combined with servicing fees recorded on mortgage warehouse loan participations during the second quarter of 2015 when compared to the prior year period. Partially offsetting these increases was a $59,000 decrease in net gains on the sales of securities and a $28,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts during the second quarter of 2015.

Noninterest expense increased $190,000, or 6.4%, to $3.2 million for the three months ended June 30, 2015 when compared to the prior year period. Salaries and employee benefits expense increased $183,000, which included an increase in payroll expense of $97,000 related to annual merit increases, higher bonuses for mortgage warehouse employees due to its higher profitability, the addition of a commercial lender, and higher mortgage commissions during the second quarter of 2015 when compared to the prior year period. Stock-based compensation expense increased $118,000 during the second quarter of 2015 when compared to the prior year period due to the stock option and restricted stock awards granted during the fourth quarter of 2014. The expense related to the Company's employee stock ownership plan also increased $15,000 due to our increasing stock price. These increases were partially offset by a $72,000 increase in deferred lending costs due to increased commercial and mortgage loan originations during the second quarter of 2015 when compared to the prior year period.

Occupancy and equipment expense also increased $13,000 due standard equipment replacement and repair costs when compared to the prior year period. Advertising expenses increased $10,000 during the second quarter of 2015 when compared to the prior year period as we increased our advertising for mortgages and home equity loans and lines of credit during 2015. Other expenses also increased by $18,000 due to consulting services, attorney fees, and fraud expense. Partially offsetting these increases, the Company also realized a $15,000 decrease in FDIC insurance due to our Tier 1 leverage capital ratio and improving asset quality trends, a $14,000 decrease in bank examination fees due to timing of audits and reviews, and a $9,000 decrease in collection and other real estate owned expenses due to lower nonperforming assets and related carrying costs for the second quarter of 2015 compared to the prior year period.

Income before income taxes increased $198,000, or 13.6%, to $1.6 million for the three months ended June 30, 2015 from $1.5 million for the prior year period, which led to an increase in income tax expense for the three months ended June 30, 2015 to $325,000 from $237,000 for the prior year period. The Company’s effective tax rate for the three months ended June 30, 2015 was 19.7%, an increase from 16.3% for the comparable 2014 period. The increase in the effective tax rate was primarily due to increased pre-tax income at the Company’s taxable entities combined with increased tax expense in California related to our mortgage warehouse activities.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net interest income increased $755,000, or 10.5%, to $7.9 million for the six months ended June 30, 2015 from $7.2 million for the prior year period. Net interest margin increased 30 basis points to 3.39% for the six months ended June 30, 2015 compared to 3.09% for the prior year period. The increase in net interest income was primarily attributable to a $766,000, or 11.3%, increase in interest income on loans as the average balance of loans outstanding increased by 13.6% from the prior year period. In addition, interest expense for the six months ended June 30, 2015 decreased $320,000, or 19.9%, due to a 17 basis point decrease in the average cost of interest-bearing liabilities and a $4.6 million, or 1.3%, decrease in the average balance of interest-bearing liabilities for the six months ended June 30, 2015 compared to the prior year period.

LaPorte Bancorp, Inc. - Page 4

Interest income increased $435,000, or 5.0%, to $9.2 million for the six months ended June 30, 2015 compared to $8.8 million for the prior year period. During the six months ended June 30, 2015, interest income on loans increased $766,000 to $7.5 million compared to the prior year period primarily due to a 13.6% increase in the average balance of loans outstanding to $308.6 million for the six months ended June 30, 2015 from $271.6 million for the prior year period. The increase in the average balance of loans outstanding was partially offset by a 10 basis point decrease in the average yield earned on loans due to current lower market interest rates and fees during the six months ended June 30, 2015 compared to the prior year period.

Interest income on mortgage warehouse loans increased $791,000, or 34.1%, during the six months ended June 30, 2015 primarily due to a $27.5 million, or 28.5%, increase in the average balance of these loans combined with a 21 basis point increase in the average yield earned on these loans when compared to the prior year period. Our outstanding mortgage warehouse balances increased during the six months ended June 30, 2015 primarily due to an increase in the number of our warehouse lines combined with increased demand for refinances due to the government changes to programs that offer private mortgage insurance. We anticipate that our participation program with other financial institutions, when fully implemented, will allow us to continue to grow our customer base and provide ample funding for all of our warehouse customers without increasing our outstanding balances. We currently have two participants active and expect to have at least one more in place in the near future.

Interest income on commercial land loans increased $56,000, or 41.2%, during the six months ended June 30, 2015 primarily due to a $896,000, or 11.2%, increase in the average balance of these loans combined with a 92 basis point increase in the average yield earned on new commercial land loans originated when compared to the prior year period. Interest income on home equity loans and lines of credit increased $35,000, or 13.6%, during the six months ended June 30, 2015 primarily due to a $1.8 million, or 15.9%, increase in the average balance of these loans from the prior year period. Interest income on residential construction loans increased $26,000, or 236.4%, due to a $1.2 million, or 218.2%, increase in the average balance of these loans combined with a 23 basis point increase in the average yield earned on these loans during the six months ended June 30, 2015 when compared to the prior year period. Interest income on commercial construction loans increased $19,000, or 13.7%, during the six months ended June 30, 2015 primarily due to a $4.1 million, or 132.5%, increase in the average balance of these loans which was partially offset by a decrease in the average yield earned on these loans due to higher fees received during the prior year period.

Partially offsetting the above mentioned increases, interest income on commercial real estate loans decreased $88,000, or 4.1%, during the six months ended June 30, 2015, which was primarily due to a $2.1 million, or 2.6%, decrease in the average balance of these loans due to payoffs and prepayments during the later part of 2014. Interest income on commercial and industrial loans decreased $51,000, or 15.0%, during the six months ended June 30, 2015 due to a $1.3 million, or 7.1%, decrease in the average balance of these loans combined with a 32 basis point decrease in the average yield earned on these loans from the comparable prior year period. Interest income on consumer and other loans decreased $26,000, or 24.1%, during the six months ended June 30, 2015 from the comparable prior year period due to low growth with lower current yields, repayments of higher-yielding automobile dealer loans, and one loan moving into nonaccrual status.

Interest income on investment securities decreased $320,000 for the six months ended June 30, 2015 compared to the prior year period primarily due to an 15.9% decrease in the average outstanding balance of investment securities. During the six months ended June 30, 2015, the Company sold approximately $17.9 million of investment securities available-for-sale and utilized $11.0 million of proceeds from maturities and principal repayments for liquidity purposes to fund increased loan balances and repay FHLB advances.

Interest expense decreased $320,000, or 19.9%, to $1.3 million for the six months ended June 30, 2015 from $1.6 million for the prior year period. Interest expense on deposit accounts decreased $318,000, or 33.9%, to $620,000 for the six months ended June 30, 2015 primarily due to a 55 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 2.7% decrease in the average outstanding balance of these deposits when compared to the prior year period.

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In addition, interest expense on borrowings decreased $2,000 for the six months ended June 30, 2015 from the prior year period. The decrease was primarily related to a decrease of $26,000 related to our subordinated debentures as the fixed-interest rate swap tied to this debt matured during the first quarter of 2014 causing the average cost of this debt to decrease by 101 basis points from the prior year period. Partially offsetting this decrease, interest expense related to FHLB advances increased $24,000 for the six months ended June 30, 2015 primarily due to a $2.1 million increase in the average balance of these borrowings when compared to the prior year period. The cost of these borrowings increased two basis points during the six months ended June 30, 2015 when compared to the prior year period. The increase was primarily due to the start of two of the Bank’s $10.0 million notional interest rate swaps which are each tied to a $10.0 million FHLB advance with fixed interest rates of 2.09% and 2.23% with the Bank receiving one month LIBOR. These swaps mature in five years in March and June 2020.

Noninterest income increased $158,000, or 12.6%, to $1.4 million for the six months ended June 30, 2015 from $1.3 million for the prior year period. During the six months ended June 30, 2015, we realized an increase in net gains on the sales of other real estate owned property of $130,000 compared to the prior year period. Wire transfer fees increased $65,000 during the six months ended June 30, 2015 due to the increase in mortgage warehouse activity when compared to the prior year period. Gains on mortgage banking activities increased $50,000 as mortgage originations from purchase activity and associated sales were higher during the six months ended June 30, 2015 when compared to the prior year period. Partially offsetting these increases was a $56,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts and a $19,000 decrease in net gains on the sales of securities when compared to the prior year period.

Noninterest expense increased $350,000, or 5.8%, to $6.4 million for the six months ended June 30, 2015 when compared to the prior year period. Salaries and employee benefits expense increased $344,000, which included an increase in payroll expense of $197,000 related to annual merit increases, higher bonuses for mortgage warehouse employees due to its higher profitability, the addition of a commercial lender, and higher mortgage commissions during the six months ended June 30, 2015 when compared to the prior year period. Stock-based compensation expense increased $228,000 during the six months ended June 30, 2015 when compared to the prior year period due to the stock option and restricted stock awards granted during the fourth quarter of 2014. The expense related to the Company's employee stock ownership plan also increased $27,000 during the six months ended June 30, 2015 when compared to the prior year period due to our increasing stock price. These increases were partially offset by a $143,000 increase in deferred lending costs due to increased commercial and mortgage loan originations during the six months ended June 30, 2015 when compared to the prior year period.

Bank examination fees increased by $55,000 during the six months ended June 30, 2015 when compared to the prior year period due to timing of audits and reviews, including a $15,000 consent fee for the 2013 audited financial statements paid to our previous independent registered public accounting firm. Advertising expenses increased $35,000 during the six months ended June 30, 2015 when compared to the prior year period as we increased our advertising for mortgages and home equity loans and lines of credit during 2015. Partially offsetting these increases was a $31,000 decrease in collection and other real estate owned expenses due to lower nonperforming assets and related carrying costs and a $28,000 decrease in FDIC insurance due to our Tier 1 leverage capital ratio and improving asset quality trends for the six months ended June 30, 2015 compared to the prior year period. Other expenses decreased $16,000 primarily due to lower loan related expenses, postage, and investor relations costs for the six months ended June 30, 2015 when compared to the prior year period.

Income before income taxes increased $408,000, or 17.4%, to $2.8 million for the six months ended June 30, 2015 from $2.3 million for the prior year period which led to an increase in income tax expense for the six months ended June 30, 2015 to $481,000 from $285,000 for the prior year period. The Company’s effective tax rate for the six months ended June 30, 2015 was 17.4%, an increase from 12.1% for the comparable 2014 period. The increase in the effective tax rate was primarily due to increased pre-tax income at the Company’s taxable entities combined with increased tax expense in California related to our mortgage warehouse activities.

LaPorte Bancorp, Inc. - Page 6

Asset Quality

Total nonperforming assets decreased $626,000, or 12.3%, to $4.4 million at June 30, 2015 from $5.1 million at December 31, 2014, and the nonperforming assets to total assets ratio decreased to 0.85% at June 30, 2015 from 0.98% at December 31, 2014.

Total nonperforming loans decreased $535,000 to $3.9 million at June 30, 2015 from $4.4 million at December 31, 2014 due to paydowns totaling $129,000 on a $2.0 million nonperforming commercial real estate and commercial land relationship from the sale of one of the properties securing the loans combined with payments received during 2015 totaling $51,000 on other nonperforming loans. Five nonperforming residential mortgage loans totaling $681,000 were moved to accruing status as the borrowers have been making loan payments in accordance with their agreements for a period of at least six months since the loans went to nonaccrual status. The Company also recorded a $20,000 charge-off on one commercial real estate loan and transferred an $80,000 commercial and commercial real estate loan relationship to other real estate owned during 2015. These decreases in nonperforming loans were partially offset by one commercial real estate loan relationship totaling $201,000, one consumer loan relationship totaling $203,000, and two home equity lines of credit loan relationships totaling $20,000 moving to nonaccrual status during 2015. At June 30, 2015, our nonperforming loans to total loans ratio improved to 1.17% from 1.43% at December 31, 2014 as a result of these decreases and the increase in total loans outstanding at June 30, 2015.

Other real estate owned decreased $91,000 to $558,000 at June 30, 2015 from $649,000 at December 31, 2014 primarily due to the sale of four properties totaling $217,000 during the six months ended June 30, 2015 and partially offset by the transfer of a $80,000 commercial and commercial real estate loan relationship and a $46,000 residential mortgage loan to other real estate owned.

The Company’s analysis for the allowance for loan losses for the second quarter of 2015 reflected continued improvement in several asset quality metrics and trends, including nonperforming loans, classified assets, troubled debt restructurings, charge-off ratios, delinquencies, and current economic conditions. However, primarily due to an increase in specific reserves at June 30, 2015, the Company recorded a provision for loan losses totaling $50,000 during the second quarter of 2015, compared to no provision during the prior year period. Net recoveries for the three months ended June 30, 2015 totaled $5,000 compared to $107,000 in net charge-offs for the prior year period.

The allowance for loan losses totaled $3.7 million at June 30, 2015 and $3.6 million at December 31, 2014. The allowance for loan losses to nonperforming loans ratio increased to 95.9% at June 30, 2015 compared to 81.3% at December 31, 2014 primarily due to the decrease in the Company’s nonperforming loan balances during 2015. The allowance for loan losses to total loans ratio decreased to 1.12% at June 30, 2015 from 1.16% at December 31, 2014 primarily due to the $21.9 million increase in total loans at June 30, 2015 from December 31, 2014.

Balance Sheet Highlights

Total assets at June 30, 2015 increased by $2.6 million, or 0.5%, to $521.2 million compared to $518.6 million at December 31, 2014. Investment securities available-for-sale decreased $21.5 million, or 13.8%, to $133.7 million at June 30, 2015 from $155.2 million at December 31, 2014 as the Company utilized proceeds from sales of investments and principal paydowns during 2015 to fund increased loan volume and repay FHLB advances.

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At June 30, 2015, loans totaled $331.6 million, a 7.1% increase from $309.7 million at December 31, 2014. The increase was primarily due to an increase totaling $27.0 million, or 22.8%, in commercial loans to $145.3 million at June 30, 2015 from $118.3 million at December 31, 2014. The increase was primarily due to new originations and fundings of commercial real estate, construction, and land loans during 2015. The Company originated $12.5 million in commercial real estate loans, of which $5.5 million was to one borrower. The Company also originated $4.3 million in commercial land loans and $19.3 million in commercial construction loans, of which $8.5 million was drawn upon during the six months ended June 30, 2015. In addition, the Company also funded $1.2 million on previously originated commercial construction loans.

Partially offsetting the increase in commercial loans was an $8.1 million, or 6.1%, decrease in mortgage warehouse balances to $124.6 million at June 30, 2015 from $132.6 million at December 31, 2014 primarily due to the two mortgage warehouse loan participations that began during 2015. Management continues to diversify the mortgage warehouse portfolio by adding new warehouse lenders in different geographic markets nationwide, which has increased mortgage warehouse volume. In an effort to accommodate these customer lines, we added the participation program which will fund additional warehouse activity when customer demand increases, primarily at month end, or when there are backlogs in the secondary markets. The participation program allows us to utilize our liquidity to fund commercial loan growth while retaining processing, servicing, and wire transfer fees related to the mortgage warehouse loans.

Total deposits at June 30, 2015 increased $10.8 million, or 3.2%, to $351.6 million from $340.8 million at December 31, 2014 primarily due to increases of $4.8 million in non-interest bearing accounts, $4.7 million in interest bearing demand deposit accounts, and $2.1 million in savings accounts. Partially offsetting these increases was a $1.7 million decrease in certificates of deposit and IRAs. The growth in deposits was primarily due to the Company focusing on growing lower cost core deposits to provide additional liquidity. Borrowings totaled $80.2 million at June 30, 2015, down 11.0% from $90.1 million at December 31, 2014 primarily due to a decrease in FHLB advances as the Company utilized excess liquidity and proceeds from sales and principal repayments of investment securities available-for-sale to repay short-term and maturing long term FHLB advances as well as fund the increase in commercial loans at June 30, 2015.

Total shareholders’ equity increased $956,000, or 1.2%, to $83.3 million at June 30, 2015, compared to $82.4 million at December 31, 2014 due to net income totaling $2.3 million for the six months ended June 30, 2015. Partially offsetting the increase in shareholders’ equity was a $1.1 million decrease in additional paid-in capital as a result of the Company repurchasing 109,168 shares of its common stock during the six months ended June 30, 2015 in accordance with its previously announced repurchase plans. During 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its then outstanding common stock. At June 30, 2015, the Company had repurchased 181,881 shares under this plan. Cash dividends paid during the six months ended June 30, 2015 totaled $451,000 and also reduced the Company’s shareholders’ equity from December 31, 2014. At June 30, 2015, the Bank continued to be well capitalized under its applicable regulatory capital requirements.

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.thelpsb.com under Investor Relations. All information at and for the periods ended June 30, 2015 and 2014 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 8

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Income Statement Data
Loans, including fees	$3,936	$3,601	$3,521	$7,537	$6,771
Taxable securities	349	410	510	759	1,048
Tax exempt securities	389	408	414	797	828
Federal Home Loan Bank stock	42	43	41	85	93
Other interest income	20	19	19	39	42
Total Interest and dividend income	4,736	4,481	4,505	9,217	8,782
Deposits	326	294	461	620	938
Federal Home Loan Bank advances	311	268	302	579	555
Subordinated debentures	42	42	45	84	110
Other short-term borrowings	1	1	2	2	2
Total interest expense	680	605	810	1,285	1,605
Net interest income	4,056	3,876	3,695	7,932	7,177
Provision for loan losses	50	105	—	155	—
Net interest income after provision for loan losses	4,006	3,771	3,695	7,777	7,177
Service charges on deposit accounts	79	76	107	155	211
ATM and debit card fees	115	103	114	218	214
Wire transfer fees	91	78	57	169	104
Earnings on bank owned life insurance, net	107	105	109	212	213
Net gains on mortgage banking activities	274	130	235	404	354
Loan servicing fees, net	48	13	22	61	56
Net gains on security sales	31	50	90	81	100
Net gains (losses) on other assets	36	10	(48)	46	(84)
Other income	33	37	51	70	90
Total noninterest income	814	602	737	1,416	1,258
Salaries and employee benefits	1,893	1,934	1,710	3,827	3,483
Occupancy and equipment	435	468	422	903	905
Data processing	154	153	145	307	305
Bank examination fees	103	112	117	215	160
Advertising	70	82	60	152	117
FDIC insurance	62	70	77	132	160
Collection and other real estate owned	65	31	74	96	127
Amortization of intangible assets	13	14	18	27	36
Other expenses	376	401	358	777	793
Total noninterest expense	3,171	3,265	2,981	6,436	6,086
Income before income tax expense	1,649	1,108	1,451	2,757	2,349
Income tax expense	325	156	237	481	285
Net income	$1,324	$952	$1,214	$2,276	$2,064

Earnings per share:
Basic	$0.25	$0.18	$0.23	$0.43	$0.38
Diluted	0.25	0.18	0.22	0.42	0.37

LaPorte Bancorp, Inc. - Page 9

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended June 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$321,230	$3,936	4.90%	$283,957	$3,521	4.96%
Taxable securities	85,620	349	1.63	117,273	510	1.74
Tax exempt securities (3)	50,333	389	3.09	52,678	414	3.14
Federal Home Loan Bank stock	4,186	42	4.01	4,375	41	3.75
Fed funds sold and other interest-earning deposits	14,198	20	0.56	13,719	19	0.55
Total interest-earning assets	475,567	4,736	3.98	472,002	4,505	3.82
Noninterest-earning assets	42,677			44,210
Total assets	$518,244			$516,212

Liabilities and equity:
Savings deposits	$64,853	$9	0.06%	$64,536	$9	0.06%
Money market accounts	58,042	55	0.38	67,706	63	0.37
Interest-bearing checking	60,614	34	0.22	54,219	30	0.22
Certificates of deposit and IRAs	112,230	228	0.81	106,352	359	1.35
Total interest bearing deposits	295,739	326	0.44	292,813	461	0.63
Federal Home Loan Bank advances	68,524	311	1.82	77,784	302	1.55
Subordinated debentures	5,155	42	3.26	5,155	45	3.49
Other short-term borrowings	1,019	1	0.39	1,395	2	0.57
Total borrowings	74,698	354	1.90	84,334	349	1.66
Total interest-bearing liabilities	370,437	680	0.73	377,147	810	0.86
Noninterest-bearing demand deposits	58,120			52,368
Other liabilities	6,492			5,001
Total liabilities	435,049			434,516
Equity	83,195			81,696
Total liabilities and equity	$518,244			$516,212

Net interest income		$4,056			$3,695
Net interest rate spread			3.25%			2.96%
Net interest-earning assets	$105,130			$94,855
Net interest margin			3.41%			3.13%
Average interest-earning assets to interest-bearing liabilities			128.38%			125.15%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 10

	For the Six Months Ended June 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$308,559	$7,537	4.89%	$271,578	$6,771	4.99%
Taxable securities	90,926	759	1.67	117,019	1,048	1.79
Tax exempt securities (3)	51,480	797	3.10	52,381	828	3.16
Federal Home Loan Bank stock	4,230	85	4.02	4,375	93	4.25
Fed funds sold and other interest-earning deposits	13,410	39	0.58	18,567	42	0.45
Total interest-earning assets	468,605	9,217	3.93	463,920	8,782	3.79
Noninterest-earning assets	42,548			43,857
Total assets	$511,153			$507,777

Liabilities and equity:
Savings deposits	$64,326	$18	0.06%	$63,618	$18	0.06%
Money market accounts	57,987	110	0.38	67,592	125	0.37
Interest-bearing checking	58,924	66	0.22	54,001	59	0.22
Certificates of deposit and IRAs	105,526	426	0.81	108,444	736	1.36
Total interest bearing deposits	286,763	620	0.43	293,655	938	0.64
Federal Home Loan Bank advances	72,310	579	1.60	70,163	555	1.58
Subordinated debentures	5,155	84	3.26	5,155	110	4.27
Other secured borrowings	1,040	2	0.38	920	2	0.43
Total borrowings	78,505	665	1.69	76,238	667	1.75
Total interest-bearing liabilities	365,268	1,285	0.70	369,893	1,605	0.87
Noninterest-bearing demand deposits	56,494			51,241
Other liabilities	6,444			5,257
Total liabilities	428,206			426,391
Equity	82,947			81,386
Total liabilities and equity	$511,153			$507,777

Net interest income		$7,932			$7,177
Net interest rate spread			3.23%			2.92%
Net interest-earning assets	$103,337			$94,027
Net interest margin			3.39%			3.09%
Average interest-earning assets to interest-bearing liabilities			128.29%			125.42%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 11

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Balance Sheet Data
Total assets	$521,183	$527,189	$518,616	$510,597	$535,162
Cash and cash equivalents	10,526	11,221	8,698	6,811	14,690
Interest-earning time deposits in other financial institutions	6,125	5,635	6,615	6,385	7,126
Investment securities	133,746	140,600	155,223	157,831	159,728
Loans held for sale, at fair value	1,594	512	763	2,509	3,836
Loans	331,606	331,920	309,726	299,440	311,086
Allowance for loan losses	3,730	3,675	3,595	3,746	3,761
Federal Home Loan Bank stock	4,029	4,275	4,275	4,275	4,375
Deposits	351,598	352,704	340,768	343,054	356,856
Federal Home Loan Bank advances	75,007	80,000	84,919	75,000	84,992
Other borrowings	5,155	5,655	5,155	5,155	5,155
Shareholders’ equity	83,344	83,053	82,388	82,158	82,531

Performance Ratios
Book value per share	$14.91	$14.77	$14.52	$14.62	$14.32
Tangible book value per share	13.37	13.24	13.00	13.08	12.82
Return on average assets (QTD annualized)	1.02%	0.76%	0.79%	1.03%	0.94%
Return on average equity (QTD annualized)	6.37	4.60	4.86	6.52	5.94
Net interest margin (QTD annualized)	3.41	3.36	3.27	3.24	3.13
Efficiency ratio	65.11	72.91	77.61	64.25	67.26

Credit Quality
Total nonperforming assets	$4,446	$4,942	$5,072	$4,919	$6,227
Total nonperforming loans	3,888	4,191	4,423	4,601	5,363

Asset Quality Ratios
Nonperforming assets to total assets	0.85%	0.94%	0.98%	0.96%	1.16%
Nonperforming loans to total loans	1.17	1.26	1.43	1.54	1.72
Allowance for loan losses to nonperforming loans	95.94	87.69	81.28	81.42	70.13
Allowance for loan losses to total loans	1.12	1.11	1.16	1.25	1.21
Net charge-offs to average loans outstanding (QTD annualized)	—	0.03	—	0.02	0.15

LaPorte Bancorp, Inc. - Page 12

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	June 30, 2015	December 31, 2014
Nonaccrual loans:
Commercial:
Real estate	$1,083	$825
Land	1,461	1,577
Total commercial	2,544	2,402
Mortgage	1,048	1,252
Home equity	27	7
Consumer and other	203	—
Total nonaccruing troubled debt restructured loans	66	762
Total nonaccrual loans	3,888	4,423

Foreclosed assets:
Commercial:
Real estate	$—	$67
Land	512	512
Total commercial	512	579
Mortgage	46	25
Residential construction – land	—	45
Total foreclosed assets	558	649
Total nonperforming assets	$4,446	$5,072

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.